EXHIBIT 5.1

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian

610 Lincoln Street

Waltham, Massachusetts 02451

Telephone (781) 890-8800 Facsimile (781) 622-1622

            , 2002

ActionPoint, Inc.
1299 Parkmoor Avenue

San Jose, California 95126

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 originally filed by ActionPoint, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on April 26, 2002, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,639,873 shares of the ActionPoint's common stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued in the manner described in the Registration Statement and in accordance with the resolutions adopted by the board of directors of ActionPoint, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGAN, LLP